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                                                                           Exhibit
(12)

                            WISCONSIN ELECTRIC POWER COMPANY

             Statement of Computation of Ratios of Earnings to Fixed Charges

                                       (Unaudited)

                                  (Thousands of Dollars)








                                          Year Ended December 31
                           ---------------------------------------------------   12
Months

Ended
                             1993       1994       1995       1996       1997
3/31/98
                             ----       ----       ----       ----       ----      --
-----

Pretax Income
  Net Income               $192,080   $181,754   $240,668   $211,315   $ 70,615   $
77,224

  Income Taxes              101,127    101,854    141,934    127,828     35,012
36,693                                                               --------   -----
---   --------   --------   --------   --------
Pretax Income               293,207    283,608    382,602    339,143    105,627
113,917

Fixed Charges
  Interest on
    Long-Term Debt (A)      103,262    102,059     99,727    100,133    106,573
103,127

  Other Interest Expense      3,945      7,610     11,960      7,821      8,730
11,992

  Interest Factor of Rents
    Nuclear Fuel              1,697      1,896      2,401      2,332        868
1,125
    Long-Term Power
      Purchase Contract (B)     -          -          -          -        5,614
10,689
                           --------   --------   --------   --------   --------   ---
-----
Total Fixed Charges         108,904    111,565    114,088    110,286    121,785
126,933
                           --------   --------   --------   --------   --------   ---
-----
Earnings Before Income
  Taxes & Fixed Charges    $402,111   $395,173   $496,690   $449,429   $227,412
$240,850
                           ========   ========   ========   ========   ========
========
Ratio of Earnings
  to Fixed Charges             3.7x       3.5x       4.4x       4.1x       1.9x
1.9x



(A) Includes amortization of debt premium, discount & expense.

(B) Wisconsin Electric has entered into a long-term power purchase contract that is being
    accounted for as a capital lease.









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